SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                     ________________________

                             FORM S-8

                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                        ENERGY OPTICS, INC.
     (Exact name of registrant as specified in its charter)

                        NEW MEXICO
     (State or other jurisdiction of incorporation)
                          85-0273340
     (I.R.S. Employer Identification Number)

                25 C.R.  561, Tavares,  Florida 32778
       (Address of Principal Executive Offices)(Zip code)
                     Consultant Services Plan
                       (Full Title of Plan)
                    James C. Statham, President
             29425 C.R. 561, Tavares, Florida 32778
           (Name and address of agent for services)

                      (352) 742-5010
Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX: [X]





                 CALCULATION OF REGISTRATION FEE



TITLE OF SECURITIES TO BE
REGISTERED:                   Common Stock

AMOUNT TO BE REGISTERED:      898,800 Shares

PROPOSED MAXIMUM OFFERING
PRICE PER UNIT:               $2.94(1)

PROPOSED MAXIMUM AGGREGATE
OFFERING PRICE:               $2,642,000(1)

AMOUNT OF REGISTRATION FEE:   $800.61

(1) Computed Pursuant to Rule 457( c) solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The fee is based upon the public trading price (average of low and high) of the common stock on October 14, 1997.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part
I is included in documents sent or given to each consultant of Energy Optics, Inc., a New Mexico corporation ("Company").

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant's latest Annual Report on Form 10-K for the fiscal year ended July 31, 1996, filed under
       Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act").

(b)    All other reports filed by the Registrant pursuant to
       Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above.


All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

General
The Company has 25,000,000 authorized shares of Common Stock,
$.0001 par value per share. Shares may be issued for such consideration as fixed by the Board.

Voting Rights
Each share of common stock entitles the holder thereof to one vote, in person or by proxy, at meetings of shareholders or by written consent. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty (50%) percent of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

Dividend Policy
All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available thereof. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors.

Miscellaneous
The Company's Common Stock is traded on the NASDAQ Bulletin Board. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund right. In the event of the dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities. The class of securities to be offered is registered under Section 12 of the Exchange Act. The Transfer Agent for the Company's Common Stock is:

                      Securities Transfer Corp.
                        16910 Dallas Parkway
                              Suite 100
                         Dallas Texas 75248


Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Company's Articles of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons, among other things, as does state law.

The provisions are intended to increase the protection provided Directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as Directors.


New Mexico Statues, as amended, Chapter 53, authorizes the indemnification of officers and directors and certain others under certain circumstances.

The Articles of Incorporation also provide indemnification as follows (summary):

(a) A person who is or was a officer, Director and certain others, as to a pending or completed action or suit or certain other matters.

(b) Certain persons serving under other corporations, and/or certain other entities, at the request of the Company.

(c)  Indemnification for expenses in certain circumstances.

(d) Indemnification only in cases as ordered by court or determined by the Board.

(e) Indemnification is non-exclusive as to any other rights to indemnity.

(f) The foregoing is also subject to certain exceptions and limitations.

The Bylaws also provide indemnification as follows:

The corporation shall indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer or another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such a director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the corporation. The foregoing shall not be construed as prohibiting in any way any broader indemnification permitted by the articles of incorporation.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities
Act of 1933 is contrary to public policy and, therefore, is unenforceable.


Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See - Exhibits and Exhibit Index herein.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement: and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

     (4) For determining any liability under the Securities
Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


































                            SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tavares , State of Florida, on October 21 , 1997.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Energy Optics, Inc.


_______________________________________
James C. Statham, President
(Principal Executive Officer)
and Director



_______________________________________
Mary C. Adkins, Treasurer
(Principal Financial Officer)
and Director
















                            SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tavares, State of Florida, on October 21, 1997.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Energy Optics, Inc.


  /s/ James C. Statham
James C. Statham





/s/ Mary C. Adkins

Mary C. Adkins






















                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                    __________________________


                             EXHIBITS

                                TO

                             FORM S-8
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933


                       ENERGY OPTICS, INC.


                          EXHIBIT INDEX


EXH.
NO.DESCRIPTION            DOCUMENT             PAGE NO.

4  INSTRUMENTS DEFINING   (a) ARTICLES OF      INCORPORATED FROM
   RIGHTS OF SECURITIES   INCORPORATION AND    COMMISSION FILE NO.
   HOLDERS                AMENDMENTS           0-10841

                          (b) BYLAWS AND
                          AMENDMENTS           SAME AS ABOVE



5  OPINION RE:LEGALITY    LETTER               E-2
   (AND CONSENT)



24  CONSENTS OF EXPERTS   LETTERS              E-2 (AS TO LEGAL CONSENT)
       AND COUNSEL                             E-4 (AS TO ACCOUNTANT'S
                                                         CONSENT)
9A  ADDITIONAL EXHIBITS   CONSULTANT SERVICES  E3
                          PLAN



















                                       E-1











                                    EXHIBIT 5

                              OPINION RE:  LEGALITY
                                  (AND CONSENT)




























                                       E-2






              ROSSI & ASSOCIATES, ATTORNEYS, P.A.


    1700 E. Las Olas Blvd., Penthouse III,  Ft. Lauderdale,
        Florida 33301   305-761-7617   Fax: 305-761-7117




October 21, 1997

Energy Optics, Inc.
Attn: President
29425 C.R. 561
Tavares, FL 32778

Re:  SEC Registration Statement on Form S-8

Dear Sir/Madam:

This firm ("Firm") has been engaged as counsel for Energy Optics, Inc., a New Mexico corporation ("Company"), in connection with its proposed offering under the Securities Act of 1933, as amended (the "Act"), of eight hundred ninety-eight thousand, eight hundred ( 898,800) shares of its Common Stock which are to be issued under a plan for consulting services by the Company, by a filing of a Registration Statement under Form S-8 to which this opinion is a part, to be filed with the Securities and Exchange Commission ("Commission").

In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies of the following:

     1. Articles of Incorporation of the Company, and any amendments, as filed with the Secretary of State of New
Mexico;

     2.   By-laws of the Company and Written Consent or
Minutes of a Meeting of the Board of Directors on or about
October 21 , 1997, authorizing the Consulting Plan ("Plan") with certain consultants and certain other matters;

     3.   Consultant Services Plan by the Company dated
October 21, 1997;

     4. The Company's Registration Statement on Form S-8 and exhibits thereto as filed with the Commission.


In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photostatic copies, and the authenticity of the originals of such copies and the truth of all information supplied us. We have further assumed, among other things, that the recipient of the Shares will have completed the required services, and/or provided considerations required acceptable to the Board of Directors and in compliance with Form S-8 and that any Shares to be issued will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such Shares. We have not independently investigated or verified any matter, assumption, or representation.

Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will be duly and validly authorized, legally issued, fully paid and nonassessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares, pertaining to services to be performed in the future (such transactions are required to be included in either a new Registration Statement or a Post-Effective Amendment to the Registration Statement including updated opinions.

This opinion is limited. We consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based upon our assumptions as to application of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters which come to our attention hereafter.

Sincerely yours,

ROSSI & ASSOCIATES, ATTORNEYS, P.A.


















                                    EXHIBIT 10

                             CONSULTANT SERVICES PLAN























                                      E-3

                            CONSULTANT SERVICES PLAN


THIS CONSULTANT SERVICES PLAN ("Plan") is made as of the 21st day of October, 1997 by ENERGY OPTICS, INC., a New Mexico corporation ("Company"), for each a (each a "Consultant") the various consultants below.

                        R E C I T A L S:

     The Company wishes to grant, and the Consultant wishes to receive, as compensation for consultation services provided to the Company, the Shares of the common stock of the Company ("Common Stock"), all pursuant to the provisions set forth herein;

     NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, premises, mutual promises, covenants, terms and conditions herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

     1.  Grant of Shares.  The Company hereby grants to the
Consultant the following shares of Common Stock (the
"Shares") in the Company.
       Name                         # of Shares
    Consultants                      898,000

     2. Services. Consultant has been engaged by the Company and the Company has received business consultation services including providing consulting services as to new business opportunities, promotion of the company to the public and professionals, personnel recruitment, acquisition opportunities spin-off transactions, restructuring the capitalization of the Company, and other matters as requested by the President.

     3. Compensation. The Consultant is not entitled to receive cash compensation. Consultant's compensation is the Shares identified herein. The parties agree the Shares are valued at $_____ each.

     4. Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares may not be issued unless the Shares are registered pursuant to the Securities Act of 1933, as amended ("Act"), and any applicable state securities acts, or for such Shares not so registered, the Company has reasonably determined that such issuance would be exempt from the registration requirements of the Act and applicable state securities laws.

     5.  Delivery of Shares.   The Company shall deliver,
subject to the terms and conditions of this Plan, to the Consultant, as soon as practicable, a Certificate representing the Shares. Consultant agrees to be bound by the terms and conditions under the Plan by accepting delivery of the Shares.

     6. Company's Rights and Florida Delivery. The existence of the Shares and/or this Plan shall not affect in any way the rights of the Company to conduct its business.
The Consultant agrees not to sell or transfer the Shares to any person in Florida.

     7. Disclosure. Consultant agrees to having read and fully considered the disclosures under Exhibit "A" attached hereto and incorporated herein by reference.

     8.  Waiver.   No waiver is enforceable unless in writing
and signed by such waiving party, and any waiver shall not be construed as a waiver by any other party or of any other or subsequent breach.

     9. Amendments. This Plan may not be amended unless by the mutual consent of all of the parties hereto in writing.

     10. Governing Law. This Plan shall be governed by the laws of the State of Florida, and the sole venue for any action arising hereunder shall be Lake County, Florida.

     11. Assignment and Binding Effect. Neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except as otherwise provided herein. This Plan shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

     12. Integration and Captions. This Plan includes the entire understanding of the parties hereto with respect to the subject matter hereof. The captions herein are for convenience and shall not control the interpretation of this Plan.

     13. Legal Representation. Each party has been represented by independent legal counsel in connection with this Plan, or each has had the opportunity to obtain independent legal counsel and has waived such right, and no tax advice has been provided to any party.

     14. Construction. Each party acknowledges and agrees having had the opportunity to review, negotiate and approve all of the provisions of this Plan.


     15. Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth hereinabove.

     16. Hand-Written Provisions. Any hand-written provisions hereon, if any, or attached hereto, which have been initialed by all of the parties hereto, shall control all typewritten provisions in conflict therewith.

     17. Fees, Costs and Expenses. Each of the parties hereto acknowledges and agrees to pay, without reimbursement from the other party (ies), the fees, costs, and expenses incurred by each such party incident to this Plan.

     18. Consents and Authorizations. By the execution hereinbelow, each party acknowledges and agrees that each such party has the full right, power, legal capacity and authority to enter into this Plan, and the same constitutes a valid and legally binding Plan of each such party in accordance with the terms, conditions and other provisions contained herein.

     19. Gender and Number. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

     20.  Severability.   In the event anyone or more of the
provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

     22. Counterparts. This Plan may be executed in counterparts.

     23.   Facsimile.    This Plan may be executed by
facsimile.









WITNESS:                      COMPANY:


                         ENERGY OPTICS, INC.

                                                  By:


                         Its:


/10141.rti                          EXHIBIT "A"


Item 1 - Plan Information

(a)  General Plan Information

     1.  The title of the Plan is:  Consultant Services Plan
("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is Energy Optics, Inc.
("Company").

     2. The general nature and purpose of the Plan is to grant Consultants 898,800 shares of the Company as compensation for consultation services to be rendered to the Company.

     3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement
Income Security Act of 1974.

     4.  The Company shall act as Plan Administrator.  The
Company's address and telephone number are - 29425 C.R. 561, Tavares, FL 32778 (352) 742-5010. The Company, as administrator of the Plan, will merely issue to the Consultant shares of Common Stock pursuant to the terms of the Plan.

(b) Securities to be Offered. Pursuant to the terms of the Plan, shares of the Company's common stock will be offered.

(c) Employees Who May Participate in the Plan. Consultants are the sole participants in this Plan. Consultants is eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act").

(d)   Purchase of Securities Pursuant to the Plan.   The
Company shall issue and deliver the underlying securities to Consultants as soon as practicable.

(e) Resale Restrictions. Consultants, after receipt of the Shares, may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

(f)  Tax Effects of Plan Participation.  The Consultant
Services Plan is not qualified under Sec. 401 of the Internal
Revenue Code of 1986, as amended.





(g)   Investment of Funds.  n/a


(h)  Withdrawal from the Plan;  Assignment of Interest.
Withdrawal or termination as to the Plan may occur upon mutual written consent of the parties. Consultants have the right to assign or hypothecate Consultant's interest in the Plan, subject to Plan provisions.

(i)  Forfeitures and Penalties.  n/a

(j)  Charges and Deductions and Liens Therefor.  n/a

Item 2 -Registrant Information and Employee Plan Annual
Information.

Registrant, upon oral or written request by Consultants, shall provide, without charge, the documents incorporated by reference in Part II, Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided in paragraph
(a)(4) above.




















3202.irt









                            EXHIBIT 24


                 CONSENTS OF EXPERTS AND COUNSEL






























E-4

CONSENT OF INDEPENDENT AUDITORS


Energy Optics, Inc.


We hereby consent to the incorporation by reference in this filing of Energy Optics, Inc. on Form S-8 of our report dated
October 11, 1996 appearing in the Company's Annual Report on
Form 10-K for the year ended July 31, 1996.




/S/ Mackie, Reid & Company, P.A.
Mackie, Reid
& Company, P.A.
Certified Public Accountants